Exhibit 5.1

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, March 23, 2018. To the Company

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the S-3 Registration Statement and the filing thereof with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the S-3 Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon pdf copies of the Reviewed Documents and we have assumed that the Reviewed Documents have been entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and shall be subject to the general terms and conditions of NautaDutilh. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Deed of Incorporation and the Deed of Conversion are valid notarial deeds;

c.	the authorized share capital (maatschappelijk kapitaal) of the Company allows for the issuance of any Registered Shares not yet issued on the date of this opinion letter;

d.	(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the Resolutions and (ii) the Current Articles were, and are, the Articles of Association as they were, and will be, in force at each Relevant Moment;

e.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

f.	the resolutions recorded in the Resolutions are in full force and effect, the factual statements made and the confirmations given in the Deeds of Issue, the Deed of Merger and in the Resolutions are complete and correct and the Resolutions correctly reflect the resolutions recorded therein;

g.	to the extent that any Existing Shares have been paid up by means of a contribution in kind (inbreng anders dan in geld), the assets comprised in such contribution, to the extent not governed by Dutch law, have been validly contributed and transferred to, and acquired by, the Company in satisfaction of the obligation to pay up such Existing Shares in accordance with applicable law, the value of such contribution was sufficient to pay up the Existing Shares concerned, and any formalities stipulated by applicable law in respect of such contribution and transfer have been complied with;

h.	to the extent that any Registered Shares have been paid up by charging amounts against the Company’s profits or reserves, an amount equal to the payment obligation for such Registered Shares has been validly charged against the Company’s distributable profits or reserves;

i.	the shareholders’ equity (eigen vermogen) of Playa, as of the moment immediately preceding the effectiveness of the Merger, determined on the basis of valuation methods generally accepted in the Netherlands, at least equaled the aggregate nominal amount of the Existing Shares allotted pursuant to the Deed of Merger;

j.	to the extent that any Registered Shares have been issued to Computershare for further delivery as contemplated by the respective Deeds of Issue, Computershare has delivered those Registered Shares consistent with the terms of the respective Deeds of Issue;

k.	(i) the Earnout Warrants have been validly accepted and exercised in accordance with their terms under the respective Earnout Warrant Agreements, (ii) immediately prior to an issuance of Earnout Shares, the Earnout Warrants to acquire such Earnout Shares were in full force and effect as valid rights to subscribe for those Earnout Shares (recht tot het nemen van aandelen), and (iii) if Earnout Warrants are exercised through a “cashless exercise” in accordance with their terms under the respective Earnout Warrant Agreements or if the exercise price for Earnout Warrants is decreased to an amount below the nominal value of the underlying Earnout Shares, the aggregate nominal amount of the Earnout Shares issuable upon the exercise of such Earnout Warrants shall have been validly charged against the Company’s distributable profits or reserves at the Relevant Moment in satisfaction of the obligation to pay up such Earnout Shares;

l.	at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Registered Shares

2.	The Existing Shares and the Warrant Exchange Shares have been validly issued or allotted (toegekend), as the case may be, and are fully paid and non-assessable.

3.	Subject to receipt by the Company of payment in full for the Earnout Shares in accordance with their terms under the respective Earnout Warrant Agreements, and when issued and accepted in accordance with their terms under the respective Earnout Warrant Agreements, the Earnout Shares will be validly issued, fully paid and non-assessable

The opinions expressed above are subject to the following qualifications:

A.	The opinion expressed in paragraph 1 (Corporate Status) must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

C.	The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

D.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the S-3 Registration Statement and also consent to the reference to NautaDutilh in the S-3 Registration Statement under the caption “Legal Matters”.

Sincerely yours,

/s/ NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten), as they may read from time to time.

“Board”	The Company’s board of directors (bestuur).

“Commercial Register”	The Netherlands Commercial Register (handelsregister).

“Company”	Playa Hotels & Resorts N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 67450628.

“Computershare”	Computershare Trust Company, N.A., acting as exchange agent in connection with the Warrant Exchange and as the Company’s transfer agent.

“Current Articles”	The Articles of Association as they read immediately after the legal merger (fusie) became effective pursuant to the execution of the Deed of Merger.

“Deed of Conversion”	The deed of conversion of the Company’s legal form and amendment to the Articles of Association, dated March 10, 2017.

“Deed of Incorporation”	The deed of incorporation (akte van oprichting) of the Company, dated December 9, 2016.

“Deed of Merger”	The deed of merger between the Company, as surviving company, and Playa, as disappearing company, dated March 11, 2017, pursuant to which, among other matters, 46,994,475 Shares were allotted (toegekend).

“Deeds of Issue”	The Warrant Exchange Deed of Issue and the Existing Shares Deeds of Issue.

“Earnout Shares”	Up to 3,000,000 Shares issuable upon the exercise of the Earnout Warrants.

“Earnout Warrant Agreements”

Each of the following agreements:

1.  that certain sponsor earnout warrants agreement dated March 10, 2017, entered into between the Company and TPG Pace Sponsor, LLC relating to 2,000,000 Parent Holdco Earnout Warrants (as referred to in the Shareholder Resolution);

2.  that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and Mr. B.D. Wardinski relating to 34,726 Company Earnout Warrants (as referred to in the Shareholder Resolution);

3.  that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and Playa Four Pack, L.L.C. relating to 35,862 Company Earnout Warrants (as referred to in the Shareholder Resolution);

4.  that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and Cabana Investors B.V. relating to 561,753 Company Earnout Warrants (as referred to in the Shareholder Resolution);

5.  that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and QCF (A) LLC relating to 12,230 Company Earnout Warrants (as referred to in the Shareholder Resolution);

6.  that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and PHR Investments S.à r.l. relating to 118,319 Company Earnout Warrants (as referred to in the Shareholder Resolution); and

7.  that certain company earnout warrants agreement, dated March 11, 2017, entered into between the Company and HI Holdings Playa B.V. relating to 237,110 Company Earnout Warrants (as referred to in the Shareholder Resolution).

“Earnout Warrants”	The rights to subscribe for Shares in the form of warrants which have been granted pursuant to the Shareholder Resolution as Parent Holdco Earnout Warrants and Company Earnout Warrants (in each case as referred to in the Shareholder Resolution) and the Earnout Warrant Agreements.

“Exhibit”	An exhibit to this opinion letter.

“Existing Shares”	The Shares issued or allotted (toegekend) pursuant to the respective Existing Shares Deeds of Issue and the Deed of Merger, respectively.

“Existing Shares Deeds of Issue”

The following deeds of issue of Shares by the Company:

1.  the deed of issue of 52,899,613 Shares dated March 10, 2017;

2.  the deed of issue of 3,487,347 Shares dated March 11, 2017; and

3.  the deed of issue of 82,751 Shares dated March 11, 2017, executed in connection with an offering of Shares to Playa’s employees, their family members and persons with business relationships with Playa.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“Playa’’	Playa Hotels & Resorts B.V., formerly a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), formerly registered with the Commercial Register under number 57593590.

“Registered Shares”	All Shares being registered for resale pursuant to the S-3 Registration Statement, being the Existing Shares, the Earnout Shares and the Warrant Exchange Shares.

“Relevant Moment”	Each time when Registered Shares were, or will be, issued or allotted (toegekend).

“Resolutions”

The resolutions recorded in the following documents:

1.  the Shareholder Resolution;

2.  the extract dated May 22, 2017 of minutes of a meeting of the Board held on May 11, 2017;

3.  the written resolution of the Company’s capital allocation committee dated June 19, 2017; and

4.  the written resolution of the Company’s chief executive director dated June 23, 2017.

“Reviewed Documents”	The Deed of Incorporation, the Deed of Conversion, the Deed of Merger, the Current Articles, the Resolutions, the Earnout Warrant Agreements and the Deeds of Issue.

“S-3 Registration Statement”	The Company’s registration statement on Form S-3 filed or to be filed with the SEC on or about the date of this opinion letter.

“S-4 Registration Statement”	The Company’s registration statement on Form S-4 filed with the SEC on May 22, 2017, as amended on June 6, 2017, and declared effective by the SEC on June 12, 2017.

“SEC”	The United States Securities and Exchange Commission.

“Shareholder Resolution”	The written resolution of the Company’s general meeting dated March 10, 2017.

“Shares”	Ordinary shares in the Company’s capital, having a nominal value of EUR 0.10 each.

“Warrant Exchange”	The issuance of Shares in exchange for, or pursuant to the conversion of, certain warrants as described in the S-4 Registration Statement.

“Warrant Exchange Deed of Issue”	The deed of issue of Shares by the Company dated June 23, 2017, executed in connection with the Warrant Exchange.

“Warrant Exchange Shares”	2,104,262 Shares issued in the Warrant Exchange pursuant to the Warrant Exchange Deed of Issue.